EXHIBIT (h)(6)

                       TRANSFER AGENCY SERVICES AGREEMENT
                       ----------------------------------

      THIS AGREEMENT is entered into as of July 7, 2008 and effective as of September 8, 2008 or such other date as the parties agree in writing (the "Effective Date") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and YIELDQUEST FUNDS TRUST, a Delaware business trust (the "Fund"). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

                                   BACKGROUND
                                   ----------

      A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

      B. The Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by mutual agreement of the parties in accordance with this Agreement (each a "Portfolio"), and PFPC wishes to furnish such services.

                                      TERMS
                                      -----

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to each Portfolio in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.    INSTRUCTIONS.
      -------------

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of a Portfolio's shareholders, unless and until PFPC receives Written

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Instructions to the contrary.

      (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

3.    RIGHT TO RECEIVE ADVICE.
      ------------------------

      (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions from the Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Portfolio's investment adviser or PFPC, at the option of PFPC). Each party shall bear the expenses of its own legal counsel; provided that PFPC shall not be responsible for Fund counsel fees that result from PFPC's interaction with Fund counsel in the ordinary course of business.

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel; provided, that PFPC shall notify the Fund in the event of a material conflict prior to following such advice.

      (d) No Obligation to Seek Advice. Except as set forth above, nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or
(ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4. RECORDS; VISITS. The books and records pertaining to the Fund and the Portfolios, which are in the possession or under the control of PFPC, shall be the property of the Fund. The Fund and its Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

5.    CONFIDENTIALITY.
      ----------------

      (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include:

          (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information relating to a

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          Portfolio's investments, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, the Portfolios or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

          (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund and its Portfolios, or PFPC, a competitive advantage over their respective competitors;

          (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

          (iv)  anything designated as confidential.

      (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

          (i) is already known to the receiving party at the time it is obtained;

          (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

          (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

          (iv) is released by the protected party to a third party without restriction;

          (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

          (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party;

          (vii) is Fund information provided by PFPC in connection with an independent third party compliance or other review;

          (viii) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or

          (ix) has been or is independently developed or obtained by the receiving party.

      (c) The provisions of this Section 5 shall survive termination of this Agreement for a

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period of three (3) years after such termination.

6. COOPERATION WITH ACCOUNTANTS. PFPC shall reasonably cooperate with, and reasonably assist, the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data (i.e., any data that relates solely to the Fund or any Portfolios), which resides on the PFPC System.

8. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. PFPC has adopted a disaster recovery plan which is reasonably designed to enable PFPC to provide the services contemplated by this Agreement following a disaster. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions and to recover any necessary data. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own intentional willful misconduct, bad faith, negligence or disregard of its duties or obligations under this Agreement.

9.    COMPENSATION.
      -------------

      (a) As compensation for services rendered by PFPC during the term of this Agreement, each Portfolio will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. In addition, the Fund, on behalf of the Portfolios, agrees to pay, and will be billed separately in arrears for, such expenses as may be agreed to from time to time in writing by the Fund and PFPC.

      (b) In connection with cash management accounts that PFPC may establish in its own name for the benefit of the Fund at third party institutions, including without limitation institutions that may be an affiliate or client of PFPC (a "Third Party Institution") for the purpose of administering the funds received by PFPC in the course of performing its services hereunder ("Service Accounts"), the Fund acknowledges that PFPC may receive (i) investment earnings from sweeping certain funds in such Service Accounts into investment accounts at Third Party Institutions; and (ii) balance credits with respect to the funds in the Service Accounts not swept as described in clause (i). On a monthly basis, PFPC will offset banking service fees imposed on the Service Accounts by the Third Party Institutions (which are passed to the Fund) with balance credits calculated on average balances held in the Service Accounts without reduction for amounts swept as described in clause (i). PFPC may retain for its own account the investment earnings and balance credits received from Third Party Institutions with respect to the Service Accounts. PFPC may in its discretion use the services of Third Party Institutions in connection with the issuance of

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redemption and distribution checks and may retain any benefits resulting from such arrangements, including any commission or return on float paid to it for balances transferred from the Service Accounts to the Third Party Institutions. The Fund represents and warrants that PFPC will be afforded access to the Board of Trustees to make the disclosures described in the following sentence. Subject to the foregoing sentence, PFPC hereby represents and warrants that it has disclosed to the Fund in writing and will update these disclosures upon the reasonable request of the Fund with regard to the monetary benefits accruing to PFPC in connection with this Agreement, including, but not limited to the amount of any investment earnings, balance credits and/or commissions that PFPC and/or its affiliates may receive from third-parties as a result of PFPC's services to the Fund pursuant to this Agreement.

      (c) The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to, or payments by or from the Portfolio's adviser, in respect of or as a result of this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund or a Portfolio relating to the Agreement have been fully disclosed to the Board of Trustees of the Fund and that the Board of Trustees has approved the terms of this Agreement, any such fees and expenses, and any such benefits.

      (d) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PFPC the fees set forth in the applicable fee letter that are payable in connection with this Agreement

10.   STANDARD OF CARE/LIMITATION OF LIABILITY.
      -----------------------------------------

      (a) PFPC shall exercise reasonable care in the performance of its duties under this Agreement. Subject to the terms of this Section 10, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC's own willful misconduct, bad faith, negligence, or disregard of its duties under this Agreement ("Standard of Care"). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PFPC to meet its Standard of Care.

      (b) PFPC's liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("Loss") shall not exceed $1.0 million per occurrence; provided that, the foregoing limitation shall not apply with respect to a Loss to the extent it results from a fraudulent act or willful misconduct of PFPC or its employees.

      (c) PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications

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capabilities; insurrection; elements of nature; non-performance by a third party
(other than a third party to whom PFPC has delegated some of its duties under this Agreement); failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

      (d) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

      (e) Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

      (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (g) This Section 10 shall survive termination of this Agreement.

11.   INDEMNIFICATION.
      ----------------

      (a) Absent PFPC's failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (i) an act or omission of the Fund, a Portfolio, or any contractor or subcontractor in connection with providing services to the Fund or a Portfolio or a predecessor service provider; and (ii) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund under this Agreement). Notwithstanding the foregoing, PFPC acknowledges and agrees that, for purposes of this Agreement, each Portfolio's obligations are separate and distinct. As such, the obligations of the Fund with respect to services provided by PFPC to, or in respect of, a particular Portfolio under this Agreement shall not be binding upon any other series of the Fund, or upon any shareholder, trustee, officer, employee or agent of such Portfolio individually, but shall be binding only upon the assets and property of that Portfolio. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

      (b) Subject to Section 10, PFPC shall indemnify, defend and hold harmless the Fund, each Portfolio, and their affiliates, and their respective trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) to the extent arising directly from PFPC's failure to act in accordance with the Standard of Care in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of PFPC, its successors and assigns,

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notwithstanding the termination of this Agreement.

      (c) Indemnification Process.
          A. Notice of the Action. A party that seeks indemnification under this Agreement must promptly give the other party notice of any legal action. But a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

          B. Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:
          (1) must select an attorney that is reasonably satisfactory to the other party;
          (2) is not liable to the other party for any later attorney's fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;
          (3) must not compromise or settle the action without the other party's consent (but the other party must not unreasonably withhold its consent); and
          (4) is not liable for any compromise or settlement made without its consent.

          If one party elects to participate in or assume the defense of a Loss, the electing party shall act in good faith in making any compromise or entering into any settlement, and shall consider the most appropriate resolution taking into account the effect of such resolution on the other party's business reputation.

          C. Failing to Assume the Defense. If the indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

      (d) This Section 11 shall survive termination of this Agreement.

12    DESCRIPTION OF SERVICES. PFPC shall provide the following services:
      ------------------------

      (a) Services Provided on an Ongoing Basis, If Applicable. With respect to each Portfolio:

      (i)     Calculate 12b-1 payments;

      (ii)    Maintain shareholder registrations;

      (iii) Review new applications and correspond with shareholders to complete or correct information;

      (iv)    Direct payment processing of checks or wires;

      (v) Prepare and certify shareholder lists in conjunction with proxy solicitations;

      (vi)    Countersign share certificates;

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      (vii)   Prepare and mail to shareholders confirmation of activity;

      (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

      (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

      (x)     Provide periodic shareholder lists and statistics;

      (xi)    Provide detailed data for underwriter/broker confirmations;

      (xii) Prepare periodic mailing of year-end tax and statement information;

      (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

      (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

      (xv)    Accept and post daily Share purchases and redemptions;

      (xvi)   Accept, post and perform shareholder transfers and exchanges;

      (xvii) Issue and cancel certificates (when requested in writing by the shareholder); and

      (xviii) Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

      (b) Purchase of Shares. PFPC shall issue and credit an account of an investor in a Portfolio, in the manner described in such Portfolio's prospectus, once it receives:

      (i)      A purchase order in completed proper form;

      (ii)     Proper information to establish a shareholder account; and

      (iii) Confirmation of receipt or crediting of funds for such order to the Portfolio's custodian.

      (c) Redemption of Shares. PFPC shall process requests to redeem Shares of a Portfolio as follows:

      (i) All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Portfolio's prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

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      (ii)  PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

      (iii) When Shares are redeemed, PFPC shall deliver to the Portfolio's custodian (the "Custodian") and the Portfolio or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Portfolio and Shares attributed to individual accounts.

      (iv) PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Fund.

      (v) When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

      (vi) PFPC shall not process or effect any redemption requests with respect to Shares of the Portfolio after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of such Portfolio.

      (d) Dividends and Distributions. Upon the declaration of each dividend and each capital gains distribution by a Portfolio, the Fund shall furnish or cause to be furnished to PFPC or its agent Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to PFPC or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value (collectively, the "Distribution Information"). PFPC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the applicable Portfolio's prospectus. Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to each Portfolio's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Portfolio as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by a Portfolio paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations. Notwithstanding any other provision of this Agreement, PFPC may require in its

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reasonable discretion, prior to and as a condition of the payment of a particular dividend or distribution, that the Fund furnish a certified resolution of the Board of Trustees containing some or all of the Distribution Information.

      (e) Shareholder Account Services. PFPC may arrange, in accordance with each Portfolio's prospectus:

      (i) for issuance of Shares obtained through:

          (A) Any pre-authorized check plan; and

          (B) Direct purchases through broker wire orders, checks and applications.

      (ii) for a shareholder's:

           (A) Exchange of Shares for shares of another fund with which the Portfolio has exchange privileges;

           (B) Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

           (C) Redemption of Shares from an account with a checkwriting privilege.

      (f) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by each Portfolio to its shareholders, including:

      (i)   Reports to shareholders;

      (ii)  Confirmations of purchases and sales of the Portfolio's shares;

      (iii) Monthly or quarterly statements;

      (iv)  Dividend and distribution notices; and

      (v)   Tax form information.

      (g) Records. PFPC shall maintain records of the accounts for each shareholder of a Portfolio showing the following information:

      (i) Name, address and United States Tax Identification or Social Security number;

      (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

      (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

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      (iv)  Any stop or restraining order placed against a shareholder's account;

      (v) Any correspondence relating to the current maintenance of a shareholder's account;

      (vi)  Information with respect to withholdings; and

      (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

      (h) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

      (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

      (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

      (i) Shareholder Inspection of Stock Records. Upon a request from a Portfolio's shareholder to inspect stock records such Portfolio, PFPC will notify the Fund and the Fund, on behalf of the applicable Portfolio, will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect a Portfolio's stock records.

      (j) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by any Portfolio to reduce the total amount of outstanding shares by the number of shares surrendered by such Portfolio.

      (k) Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rule"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

      (i)   documentation of search policies and procedures;

      (ii)  execution of required searches;

      (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

      (iv) preparation and submission of data required under the Lost Shareholder Rule.

Notwithstanding the foregoing, PFPC shall have no duty or obligation under this
Section 12(k)

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to perform any services described in this Section 12(k) on any shareholder accounts which are broker-controlled accounts or omnibus accounts or are accounts which otherwise contain insufficient information to permit PFPC to identify and depict "RPO" status or otherwise perform the described services for persons holding through such accounts. Except as set forth above, PFPC shall have no responsibility for any escheatment services.

      (l) Retirement Plans and Educational Savings Accounts.
          --------------------------------------------------

      (i) In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts ("IRA accounts"), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant "k" plan accounts ("Qualified Plans") (collectively, the "Retirement Plans") and Coverdell educational savings accounts ("ESA Accounts") all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the "Code") sponsored by the Fund or the Portfolios for which contributions of a Portfolio's shareholders (the "Participants") are invested solely in Shares of such Portfolio, PFPC shall provide the following administrative services:

            (A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

            (B) Record method of distribution requested and/or made;

            (C) Receive and process designation of beneficiary forms requests;

            (D) Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

            (E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

            (F) Perform applicable federal withholding and send Participants/ Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

      (ii) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund; provided, however, that the foregoing shall not apply to any Retirement Plan sponsored or maintained by any third party (including any affiliate of the Fund) covering any officer, trustee or other employee of the Fund.

      (iii) With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Retirement Plan documents for use by the Portfolios and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

      (m) Print Mail. The Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

      (n) Proxy Advantage. The Fund hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

      (o) Compliance Support. PFPC will provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and a quarterly certification letter.

      (p) Shareholder Information Services. PFPC will upon reasonable request:
(i) produce detailed history of transactions through duplicate or special order statements; (ii) provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and (iii) provide reporting and cash movement as instructed by the Fund and the financing agent in the case of share-class financing.

      (q) Compliance Reporting. PFPC will upon reasonable request (i) provide reports to the SEC, FINRA and the states in which the Portfolios are registered;
(ii) prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains; and (iii) issue tax withholding reports to the Internal Revenue Service.

      (r) Dealer/Load Processing. PFPC will, if applicable, (i) where appropriate information is available, provide reports for tracking rights of accumulation and purchases made under a Letter of Intent; (ii) calculate fees due under 12b-1 plans for distribution and marketing expenses; and (iii) provide for payment of commission on direct shareholder purchases in a load fund.

      (s) Shareholder Account Maintenance. PFPC will (i) maintain shareholder records for each account in the Fund; (ii) issue customer statements on scheduled cycle, providing duplicate second and third party copies upon reasonable request; (iii) record shareholder account information changes provided to PFPC; and (iv) maintain account documentation files for each shareholder.

13. PRIVACY. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the nonpublic personal information of investors in each Portfolio obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation

14.   ANTI-MONEY LAUNDERING.
      ----------------------

      (a) To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in each Portfolio consistent with securities laws,

PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's anti-money laundering ("AML") program or by an outside party, for compliance with PFPC's established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities.

      (b) Upon the reasonable request of the Fund, PFPC shall provide to the
Fund: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

      (c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 14 relate only to Section 352 of the USA PATRIOT Act and do not apply other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

15.   FOREIGN ACCOUNT DUE DILIGENCE.
      ------------------------------

      (a) To help the Fund comply with its requirements to establish and implement a due diligence program for "foreign financial institution" accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following:

          (i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a "foreign financial institution" (as defined in 31 CFR 103.1 75(h))("Foreign Financial Institution");

          (ii) Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

          (iii) Assess the money laundering risk presented by each such Foreign

          Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

          (iv) Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

          (v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

          (vi) Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

          (vii) Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

          (viii) Report to the Fund about measures taken under (i)-(vii) above with respect to each Portfolio.

      (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 15, PFPC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

      (c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 15 relate only to Section 312 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

16.   CUSTOMER IDENTIFICATION PROGRAM ("CIP") SERVICES.
      -------------------------------------------------

      (a) To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

          (i) Implement procedures under which new accounts in a Portfolio are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding "Customer" (as defined in 31 CFR 103. 13 1).

          (ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

          (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131 (b)(3).

          (iv) Regularly report to the Fund about measures taken under (a)-(c) above with respect to each Portfolio.

          (v) If PFPC provides services by which prospective Customers may subscribe for Shares in a Portfolio via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131 (b)(5), about the Fund's CIP.

          (vi) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

      (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 16, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

       (c) PFPC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

       (d) Notwithstanding anything to the contrary, PFPC need not perform any of the steps described in this Section 16 with respect to persons purchasing Shares via exchange privileges.

17.   DURATION AND TERMINATION.
      -------------------------

      (a) This Agreement shall be effective on the Effective Date and unless terminated pursuant to its terms shall continue for a period of five (5) years (the "Initial Term").

      (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

      (c) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

      (d) In addition to subsection (c) above, each of the Fund or PFPC may also terminate this Agreement by providing thirty (30) days written notice in the event of any of the foregoing, which events shall be deemed "cause" for purposes of this Agreement (i) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (ii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (iii) if the cumulative Losses payable by PFPC under Sections 10 and 11 exceed $2.5 million; or (iv) the sale or transfer of a controlling interest in, or the sale or transfer of all or substantially all of the assets of PFPC or its parent company, if such sale or transfer results, in the opinion of the Fund's Board of Trustees, in a diminution of services provided to the Fund (with the 30-day termination notice described above to be provided within six months after the Fund receives notice of such sale or transfer); or (v) the commencement of an enforcement proceeding against PFPC by the Securities and Exchange Commission (with the 30 day termination notice described above to be provided within 60 days after the terminating party receives notice of the commencement of the enforcement proceeding). Fees and out-of-pocket expenses incurred by PFPC but unpaid by the Fund, upon such termination shall be immediately due and payable upon such termination.

      (e) In the event of termination, PFPC shall, upon request by the Fund, make a good faith effort to facilitate a conversion to the Fund's successor service provider, including by promptly transferring to such successor all relevant books, records, correspondence and other data established or maintained by PFPC under this Agreement, and otherwise cooperating in the transfer of such duties and responsibilities to the successor service provider. All expenses (including reasonable cash disbursements (such cash disbursements to effect such termination not to exceed $25,000)), associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

      (f) Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PFPC terminating it as the provider of any of the services hereunder, or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term other than due to a material breach by PFPC or other termination for cause ("Early Termination"):

          (i) Before the effective date of the Early Termination, the Fund shall pay to PFPC an amount equal to all fees and other amounts ("Early Termination Fee") calculated as if PFPC were to provide all services hereunder until the lesser of the expiration of (i) the then-current Initial or Renewal Term, or (ii) a twelve (12) month period. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). Nothing in this Section 17(f)(i) shall be deemed to require an Early Termination Fee in the event the Fund terminates this Agreement due to a material breach by PFPC or other termination for cause by the Fund in accordance with Section 17(d) above.

          (ii) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

          (iii) For purposes of Section 17(e), "Change in Control" means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund or its Portfolios.

          (iv) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to "expiration of the then-current Initial or Renewal Term" shall be deemed to mean "expiration of the Renewal Term immediately following the then-current Initial or Renewal Term."

          (v) If any of the Fund's assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement and are subsequently serviced by another service provider providing services similar to contemplated by this Agreement (including the Fund or an affiliate of the Fund) ("Removed Assets"): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PFPC's option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets. Notwithstanding the foregoing, the Fund shall not be deemed to have caused an Early Termination in the event that the Board of Trustees of the Trust determines to close some (but not all) of the Portfolios (each, a "Closed Fund") provided that such Closed Fund's assets are not subsequently transferred to, or serviced by, another service provider for similar services.

18. POLICIES AND PROCEDURES. The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PFPC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PFPC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PFPC governing the services in effect at the time the services are performed ("written procedures" for purposes of this Section 18) and that such written procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with PFPC's written procedures.

19.   NOTICES.
      --------

      (a) Notices shall be addressed (a) if to PFPC, as follows: PFPC Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, with a copy to PFPC Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention:
Senior Counsel - TA & SubAccounting (or such other address or addressee as PFPC may inform the Fund in writing); (b) if to the Fund, at 3280 Peachtree Road, Suite 2600, Atlanta, GA 30305, Attention: David Summers, Treasurer and CFO, (or such other address as the Fund may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.

      (b) Notices shall be delivered: by hand (personal delivery by the Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately upon receipt. If notice is sent by any other permitted means, it shall be deemed to have been given on the day it is received by the receiving party.

20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought; provided, however, Exhibit A may be amended only by a writing signed by both parties hereto, PFPC shall have no duties, responsibilities or liabilities with respect to an investment portfolio of the Fund not listed on the Exhibit A, unless and until PFPC shall enter into an amendment to such Exhibit A containing such portfolio, and PFPC may for valid business reasons decline to accept some or all of the duties, responsibilities and liabilities hereunder with respect to additional portfolios.

21. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., upon the written consent of the Fund, which such consent may not be unreasonably withheld, delayed or conditioned. To the extent required by the rules and regulations of the NSCC and in order for PFPC to perform the NSCC-related services, the Fund agrees that PFPC may delegate its duties to any affiliate of PFPC that is a member of the NSCC.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.   MISCELLANEOUS.
      --------------

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

      (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees, and the Fund shall cause its affiliates (including any adviser to the Portfolios) to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Fund or any of its affiliates if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

      (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

      (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (e) Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

      (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall, unless otherwise agreed in writing between the parties, be litigated in the City of Wilmington, Delaware.

      (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

      (i) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (j) Facsimile Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

      (k) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's (or a Portfolio's) name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:      /s/ Michael DeNofrio
        ------------------------------------

Name:    Michael DeNofrio
        ------------------------------------

Title:  Executive Vice President, Senior Managing Director

YIELDQUEST FUNDS TRUST

By:      /s/ David Summers
        ------------------------------------

Name:    David Summers
        ------------------------------------

Title:  Treasurer and Chief Financial Officer

                                    EXHIBIT A
                                    ---------

                              (Dated: July 7, 2008)

         THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of July 7, 2008, between PFPC INC. and YIELDQUEST FUNDS TRUST.

                                   PORTFOLIOS
                                   ----------

                           YieldQuest Core Equity Fund

                        YieldQuest Total Return Bond Fund

                         YieldQuest Tax-Exempt Bond Fund

                         YieldQuest Flexible Income Fund

                        YieldQuest Low Duration Bond Fund

                  YieldQuest Low Duration Tax-Exempt Bond Fund

                                   APPENDIX A
                                   ----------

                                   DEFINITIONS
                                   -----------

As used in this Agreement:

(a)   "1933 Act" means the Securities Act of 1933, as amended.

(b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

(c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PFPC to give Oral Instructions or Written Instructions on behalf of the Fund or a Portfolio. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d) "Oral Instructions" means oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)   "SEC" means the Securities and Exchange Commission.

(f)   "Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

(g) "Shares" means the shares of beneficial interest of any series or class of a Portfolio.

(h) "Written Instructions" means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person), addressed to and received by PFPC, and delivered by hand (personally delivery by the Authorized Person), private messenger, U.S. Postal Service, overnight national courier service, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt, or (ii) trade instructions transmitted to and received by PFPC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.